Exhibit 10.13

Penny Auction Solutions, Inc.

NON-CIRCUMVENTION / NON-DISCLOSURE CONSULTING AGREEMENT
ASSOCIATED BUSINESS PARTNER – J. Johnson Consulting, LLC

Contractual Parties Provision

THIS AND NON-CIRCUMVENTION / NON-DISCLOSURE CONSULTING AGREEMENT (“Agreement”) is made effective this 1st (day) of November of 2014 by and between the following parties:

J. Johnson Consulting, LLC - Collectively Referred to as the “Associated Business Partner.”

Associated Business Partner’s Business Address:

J. JOHNSON CONSULTING, LLC
22877 E. LONG DRIVE
AURORA, CO 80016

Penny Auction Solutions, Inc - Collectively Referred to as the “Agency” and “Agency Company” or “PAS”.

For purposes of this Agreement, all provisions that pertain to the Associated Business Partner”, including but not limited to, those regarding confidentiality, non-usurpation, non-circumvention, shall also apply to the Agency.

WITNESSETH

WHEREAS, the Parties (including their associates, agents, affiliates and/or representatives collectively or individually referred to as “Affiliates” herein) contemplate entering into or participating in one or more transactions (“Transaction” or “Transactions”) concurrently herewith and/or hereafter during the term of this Agreement, and

WHEREAS, the Parties mutually recognize that in the course of consummating Transactions, each may learn from the other (including from their Affiliates) the identity, address, and/or telephone/facsimile numbers of clients, brokers, Associated Business Partners, sellers, financiers, intellectual property (hereinafter referred to as “Confidential Sources”) and/or information relating to bank accounts, transaction codes, participating bank and or entities (hereinafter referred to as “Confidential Information”) which the other Party possesses and may have acquired at substantial cost or effort, and

WHEREAS, the Parties desire to work with, and not circumvent, improperly disclose and keep confidential one another respecting each other’s Confidential Sources and Confidential Information,

330 A St. Ste. 156, San Diego, CA 92101	P: 866-275-5260 • F: 866-275-5260

Penny Auction Solutions, Inc.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

Article I
Agreement

1.	Agreement. The Associated Business Partner and Agency agree to work together to transact business as related to the ongoing business activities of PAS and any other owned or operated affiliate business associated with PAS and its owners as directed. Associated Business Partner shall provide Agency with activities relating to: Serving as a general business advisor; supporting operations planning; and resource planning efforts.

Article II
Non-Circumvention / Confidentiality / Non-Disclosure

2.	Non-Circumvention. Neither Party (including Affiliates of such Party) will attempt, directly or indirectly, to contact the other Parties’ Confidential Sources, transaction banks on matters of and to the Transaction, or contact or negotiate with a Confidential Source or make use of any Confidential Information of the other Party, except through such other Party or with the express written consent of such other Party as to each such contact. The Parties or their Affiliates shall not contact, deal with, or otherwise become involved in any Transaction with any corporation, partnership, individual, any banks, trust or lending institutions which have been introduced by the other Party without the permission of the introducing Party. Any violation of this covenant shall be deemed an attempt to circumvent such other Party, and the Party so violating this covenant shall be liable for damages in favor of the circumvented Party.

3.	Confidentiality. Any information (“Evaluation Materials”) with respect to any Transaction provided to the Parties and/or its representatives (“Accepting Parties”) will be used solely for the purpose of evaluating the Transaction by the Parties. The Evaluation Materials will not be used or duplicated for any other purpose. Accepting Parties shall keep all Evaluation Materials strictly confidential; provided, however, that such Evaluation Materials may be delivered to such persons or entities who because of their involvement with the Transaction need to know such information for the purpose of giving advice with respect to, or consummating, the Transaction (all of whom are collectively referred to as “Related Parties”); provided further, that any such Related Parties shall be informed by Accepting Parties of the confidential nature of such information and shall be directed by Accepting Parties (and Accepting Parties shall cause such Related Parties) to keep all such information in the strictest confidence and to use such information only in connection with the Transaction and in accordance with the terms of this Agreement.

4.	No Disclosure. Accepting Parties shall not (i) disclose the fact that discussions or negotiations are taking place concerning the Transaction by the Parties or any of the terms thereof, or (ii) conduct any discussions, negotiations or make any inquiries concerning the Transaction with any other person or entity except for Associated Business Partner Parties, except as may be expressly permitted elsewhere in this Agreement.

5.	Mutual Indemnity; Enforcement. Both parties agrees to indemnify and hold harmless each other from any damage, loss, cost or liability (including, without limitation, actual damages, consequential damages, legal fees and the costs of enforcing this indemnity) arising out of or resulting from any unauthorized use or disclosure by the Parties and the Accepting Parties of any company material. The Parties also acknowledge that monetary damages would be both incalculable and an insufficient remedy for any breach of this Agreement and that any such breach would cause both parties irreparable harm.

330 A St. Ste. 156, San Diego, CA 92101	P: 866-275-5260 • F: 866-275-5260

Penny Auction Solutions, Inc.

Article III
Compensation

6.	Compensation. PAS agrees to pay a fee of 10% for any monetary investment which is secured on behalf of PAS by Associated Business Partner and which is duly deposited and cleared by the bank of PAS. PAS also agrees to pay to Associated Business Partner any pre-approved expenses (by PAS) incurred as part of normal operations of the Associated Business Partner. Expenses should be submitted with ample documentation on the reason for the expense and expense reports can be submitted at any time and PAS agrees to pay them within 14 days of receipt AND as the funds are available in PAS bank accounts to pay to Associated Business Partner. Should the funds not be available to pay the Associated Business Partner for any approved expenses in the time allotted by this agreements, the amount owned will be presented as an accounts payable due to the Associated Business Partner. Associated Business Partner includes any person or entity, other than Agency Company, related to Associated Business Partner or Associated Business Partners companies or who in any manner acts on the Associated Business Partner’s behalf to acquire property in this transaction with the Agency Company.

Article IV
Miscellaneous

7.	Contract Supersedes Prior Agreements. The execution of this agreement hereby cancels and makes null and void and supersedes any and all prior consulting or other contracts entered into by Associated Business Partner.

8.	Term & Termination. This Agreement shall be effect from the above-referenced date and forward into the future for a period of one calendar year with options to renew for both parties. This agreement can be cancelled by either party with a 30 day written notice.

9.	Entire Agreement. This Agreement represents the entire agreement between the Parties and supersedes all existing contracts and agreements previously executed between the Parties, and any representations, either written or oral, by one Party to another with respect to the subject matter hereof. This Agreement shall be modifiable only in writing, duly executed by all Parties.

10.	Binding. This Agreement shall be for the benefit of, and be binding upon, the signatories hereof, their agents, directors, officers, representatives, heirs, personal representatives, successors and assigns.

11.	Governing Law. This Agreement shall be construed and governed by the laws of a court of competent jurisdiction.

12.	Severability. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions, to the extent enforceable, shall nevertheless be binding and enforceable.

13.	Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party.

14.	Informed, Voluntary Execution of the Agreement. The undersigned signatories to this Agreement acknowledge and affirm that the fully understand their obligations with respect to this Agreement and the obligations undertaken hereto; that they have had adequate time and opportunity to consult with legal counsel of their choice prior to the execution of this Agreement; that they are fully informed; and that each has executed this Agreement freely and voluntarily, without reservation or exception.

330 A St. Ste. 156, San Diego, CA 92101	P: 866-275-5260 • F: 866-275-5260

Penny Auction Solutions, Inc.

15.	Authorization. The undersigned signatories to this Agreement acknowledge and affirm that they are duly authorized signatories and have full legal capacity to initiate and execute all legal obligations arising from this Agreement. The signatories whose endorsements appear herein hereby represent that they each are acting with full corporate authority, and with full knowledge and at the direction of the officers and/or Board of Directors of their respective companies, if any.

16.	Counterparts. The signatures of the parties duly authorized representatives shall be affixed as indicated below. The parties stipulate and agree that this Agreement may be signed in counterparts and executed by each Party as set forth above. When each counterpart, duly executed, and delivery thereof has been made to each Party respectively, this Agreement shall then he considered to he an original, binding agreement between the parties, whether received in hand, delivered by mail or courier, or transmitted via electronic facsimile transmission. The parties further stipulate and agree that duly executed electronic facsimile transmission copies shall he acceptable and shall be considered to be as valid, legal and binding upon the parties as the originals thereof.

IN WITNESS WHEREOF, the parties irrevocably agree to all of the terms and conditions of the Agreement and in formal acknowledgement thereof have set their hands and seals, as signified by their respective signatures which appear below.

SIGNATURE SECTION

Associated Business Partner

Sign:	Date: Nov. 1, 2014

Company Name: J. Johnson Consulting, LLC

By:	- Its Authorized Signatory
(Printed Associated Business Partner’s Name)

Agency (PAS)

Sign:	Date: 11-1-2014
Company Name: Penny Auction Solutions, Inc.
By Micheal Holt - Its Authorized Signatory

330 A St. Ste. 156, San Diego, CA 92101	P: 866-275-5260 • F: 866-275-5260